Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-335-9488, Neil.Cotiaux@fhlb-pgh.com

RESULTS ANNOUNCED IN BOARD ELECTIONS AT FHLBANK PITTSBURGH

PITTSBURGH, November 23, 2011 – The Board of Directors of the Federal Home Loan Bank (FHLBank) of Pittsburgh today announced the results of the recent election to fill seats vacated by Directors whose terms expire on December 31, 2011. The election includes one member director position for Pennsylvania and one nonmember independent director position.

Member Directors – The FHLBank’s members elected one new director to a member director position. The new director is William C. Marsh, Chairman of the Board, President and Chief Executive Officer, The Farmers National Bank of Emlenton, Emlenton, Pennsylvania. Mr. Marsh was elected to serve a four-year term.

Independent Directors – The FHLBank’s members elected one incumbent director to a nonmember independent director position. John K. Darr, retired Managing Director and Chief Executive Officer of the FHLBanks’ Office of Finance, was elected to serve a four-year term.

Beginning January 1, 2012, the number of seats on the Board of Directors is being reduced due to the elimination of a Delaware member directorship by the Federal Housing Finance Agency. Therefore, Lynda A. Messick will no longer serve as a director as of that date.

All new directors certified as winners of the 2011 elections will begin their terms of office on January 1, 2012.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At September 30, 2011, the Bank had 300 members in its district of Delaware, Pennsylvania, and West Virginia and approximately $47 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.